                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our reports dated February 25, 2000 (except with respect to the matter discussed in Notes 2 and 8, as to which the date is April 6, 2000), included in this Annual Report on Form 10-K of American HomePatient, Inc. and Subsidiaries into the Company's previously filed Registration Statement File Number 000-19532. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1999, or performed any audit procedures subsequent to the date of our report.



                                               Arthur Andersen LLP


Nashville, Tennessee
April 12, 2000